COMPARISON OF CHANGE IN VALUE OF $10,000 INVESTMENT
IN DREYFUS BASIC MUNICIPAL BOND PORTFOLIO AND THE
LEHMAN BROTHERS MUNICIPAL BOND INDEX

EXHIBIT A:

                 LEHMAN           DREYFUS
                BROTHERS           BASIC
  PERIOD       MUNICIPAL         MUNICIPAL
               BOND INDEX *    BOND PORTFOLIO

  5/6/94             10,000              10,000
  8/31/94            10,244              10,414
  8/31/95            11,152              11,278
  8/31/96            11,736              11,974
  8/31/97            12,821              13,294
  8/31/98            13,930              14,594
  8/31/99
* Source: Lehman Brothers